Exhibit 10.12
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”), is made this 31st day of October, 2005 (the “Effective Date”) by and between Timothy J. Barker, an individual resident of the State of Texas, (the “Executive”) with a residence at [***] and RealPage, Inc., a Delaware corporation (the “Employer”), having its chief offices at 4000 International Parkway, Carrollton, Texas 75007.
     WHEREAS, Employer desires to retain the services of Executive on the terms and conditions hereinafter set forth; whereas, Executive desires to furnish services to Employer on the terms and conditions hereinafter set forth; and whereas, the parties desire to enter into this Agreement setting forth the terms and conditions of the employment relationship between Executive and Employer;
     NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth below, the parties hereby agree as follows:
1. Employment. Employer hereby agrees to employ Executive, and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.
2. Employment Screening. Executive shall successfully complete a pre-employment drug test, pre-employment consumer report verification, and the Employer new hire paperwork.
3. Employment Period. The period during which Executive shall furnish services to Employer hereunder (the “Employment Period”) shall commence on the Effective Date and shall end on the Date of Termination (as defined in Section 8(b) below). Nothing in this Section shall limit the right of Employer or Executive to terminate Executive’s employment hereunder on the terms and conditions set forth in Section 7 hereof.
4. Position and Duties.
          (a) Office; Reporting; Duties. During the Employment Period, Executive shall serve as Senior Vice President and Chief Financial Officer and shall report directly to Employer’s Chief Executive Officer (“Supervisor”). Executive shall have those powers, duties and perquisites consistent with a senior management position and such other powers and duties as may be prescribed by the Employer’s Supervisor, provided that such other powers and duties are consistent with the scope, dignity and perquisites of Executive’s position.
          (b) Commitment of Full Time Efforts. Executive agrees to devote substantially his full working time, attention and energies to the performance of his duties for Employer, provided, however, that it shall not be a violation of this Agreement for Executive to (i) serve on civic or charitable boards or committees, (ii) serve on corporate boards or committees, with the prior consent of Employer, which consent shall not be unreasonably withheld, (iii) give speeches and make media appearances to discuss matters of public interest (so long as such shall not involve Employer in matters of political, religious or social controversy), and (iv) manage his personal investments, so long as the foregoing activities do not interfere materially with the performance of Executive’s responsibilities in accordance with this Agreement.
5. Place of Performance. Executive shall perform his duties for Employer from Employer’s corporate offices at 4000 International Parkway, Carrollton, Texas 75007, or at any other address in Dallas County or Collin County, Texas to which the corporate offices may be moved in the future.
6. Compensation and Related Matters.
          (a) Base Salary. As compensation for the performance by Executive of his obligations hereunder, during the Employment Period, Employer shall pay Executive a base salary at a rate not less than Two Hundred Thousand Dollars (US$200,000.00) per year (the base salary, at the rate in effect from time to time, is hereinafter referred to as the “Base Salary”). Base Salary shall be paid in approximately equal installments in accordance with Employer’s customary payroll practices and legal requirements regarding withholding and deductions. During the Employment Period, the Base Salary shall be reviewed no less frequently than annually (commencing the first pay period in 2007) to determine whether or not the same should be adjusted in light of the duties, responsibilities and performance of Executive and other relevant factors.
          (b) Annual Bonus. As compensation for services rendered during the Employment Period, Executive shall be eligible to participate in Employer’s annual bonus plan on terms no less favorable than other senior executives of Employer. For calendar year 2005, Employer shall guarantee to Executive payment of a bonus of $33,334, payable on or before March 15th, 2006. Beginning in 2006, Executive shall be eligible for an annual bonus of up to 100% of his Base Salary with a target bonus at plan of 50% of his Base Salary. The performance criteria shall be as established by the Compensation Committee of Employer’s Board of Directors. To be eligible for the Annual Bonus, Executive must be employed by Employer on December 31 of the year with regard to which the Annual Bonus is applicable.
          (c) Signing Bonus. RealPage shall pay Executive a signing bonus in an amount equal to $5,000 (less all required withholding), payable with Executive’s first regularly scheduled paycheck.
          (d) Grant of Option to Purchase Common Stock. The Compensation Committee of Employer’s Board of Directors shall grant to Executive, an option (the “Option”) to purchase Five Hundred Thousand (500,000) shares of common stock of Employer (“Common Stock”) with a grant date as of the Committee’s action and an exercise price of $1.00 per share. The Option shall be subject to the RealPage, Inc., 1998 Stock Incentive Plan (the “Plan”) and the Non- Qualified Stock Option Agreement issued pursuant to the Plan, a copy of which Non-Qualified Stock Option Agreement is attached as Exhibit A hereto.
          (e) Expenses and Vacations. Employer, according to its standard travel policy, shall reimburse Executive for all reasonable, in-policy business expenses upon the presentation of itemized statements of such expenses, such expenses including, without limitation, those reasonably and customarily incurred by Executive for Continuing Professional Education, attending professional seminars and joining professional organizations. Executive shall be entitled to three weeks paid vacation per year, in accordance with Employer’s vacation policy and practice applicable to senior executives of Employer.
          (f) Fringe Benefits and Perquisites. During the Employment Period, Employer shall make available to Executive all the fringe benefits and perquisites that are made available to other senior Executives of Employer.
          (g) Other Benefits. During the Employment Period, Executive shall be eligible to participate in all other employee welfare benefit plans and other benefit programs (including group life insurance, medical and dental insurance, and accident and disability insurance) made available generally to employees or senior executives of Employer.
          7. Termination. Executive’s employment hereunder may be terminated under the following circumstances, in each case subject to the provisions of this Agreement:
          (a) Death. Executive’s employment hereunder shall terminate upon his death.
          (b) Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been absent from his duties hereunder on a full-time basis (i) for a period of six consecutive months or (ii) for shorter periods aggregating six months during any twelve month period, and, in either case, within thirty (30) days after written Notice of Termination (as described in Section 8(a) hereof) is given, Executive shall not have returned to the performance of his duties hereunder on a full-time basis, Employer may terminate Executive’s employment hereunder for “Disability.”
          (c) Cause. Employer may terminate Executive’s employment hereunder for Cause. In the event of a termination under this Section 7(c), the Date of Termination shall be the date set forth in the Notice of Termination. For purposes of this Agreement, “Cause” means the occurrence of any of the following events: (i) Executive’s conviction for any criminal acts (excluding misdemeanor and other minor offenses, such as, without limitation, traffic offenses); (ii) Executive’s making a materially false statement to Employer’s auditors or legal counsel; (iii) Executive’s falsification of any corporate document or form; (iv) any material breach by Executive of Executive’s obligations to Employer or of any published policy of Employer; (v) any material breach by Executive of the provisions of this Agreement; (vi) Executive’s making a material misrepresentation of fact of which Executive is aware or omission to disclose material facts of which Executive is aware in relation to transactions occurring in the business and financial matters of Employer; (vii) Executive’s continued performance of Executive’s duties in an incompetent, unprofessional, unsuccessful, insubordinate or negligent manner subsequent to written notice thereof by Employer which notice specifies with reasonable clarity the failure to perform alleged to give rise to Cause, and upon Executive’s receipt of such notice, Executive’s failure to cure any nonconforming performance (in no case, however, shall Employer be required to give more than one notice as to a particular type of failure).
          (d) Good Reason. Executive may terminate his employment hereunder for “Good Reason” in the event of any material failure on the part of Employer to comply with any of its material obligations under this Agreement, which failure has not been cured within ten (10) days after written notice thereof has been given by Executive to Employer specifying the acts or omissions of Employer alleged to give rise to Good Reason.
          (e) Other Terminations. Employer may terminate Executive’s employment hereunder other than for Cause or Disability, and Executive may terminate his employment other than for Good Reason in each case subject to the provisions of this Agreement.
8. Termination Procedure.
          (a) Notice of Termination. Any termination of Executive’s employment by Employer or by Executive (other than termination pursuant to Section 7(a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 15.
          (b) Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated pursuant to Section 7(b), thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the performance of his duties on a full- time basis during such thirty (30) day period), (iii) if Executive’s employment is terminated pursuant to Section 7(c), the date specified in the Notice of Termination, and (iv) if Executive terminates his employment for Good Reason, ten (10) days after Notice of Termination if Employer’s breach shall be uncured.
9. Compensation Upon Termination.
          (a) Death; Disability; Termination By Employer without Cause or By Executive for Good Reason. If Executive’s employment is terminated by reason of his death or Disability or by Employer without Cause or by Executive for Good Reason, Employer shall pay to Executive (or his legal representatives or estate or as may be directed by the legal representatives of his estate, as the case may be) (i) six (6) equal monthly installments of an amount per installment equal to one-twelfth of Executive’s Base Salary (determined as of the Date of Termination) and (ii) a lump sum cash payment, within five days following such Date of Termination, of an amount equal to any earned but unpaid Base Salary or bonus due to Executive in respect of periods through the Date of Termination plus accrued vacation in accordance with Employer’s vacation policy — subject to all required deductions and withholdings (the “Accrued Amounts”). The amount set forth in Section 9(a)(i) shall be payable if and only if the Executive shall have executed on or before the 301h day following the Date of Termination a full Release and Covenant not to sue the Employer and its employees, officers, directors and stockholders.
          (b) Cause or By Executive Other than for Good Reason. If Executive’s employment is terminated by Employer for Cause or by Executive other than for Good Reason, then Employer shall pay Executive, within five (5) days following such Date of Termination, in a lump sum cash payment, the Accrued Amounts.
10. No Mitigation. Executive shall not be required to mitigate amounts payable pursuant to Section 9 of this Agreement by seeking other employment or otherwise, nor shall such payments be reduced on account of any remuneration earned by Executive attributable to employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Executive to Employer or otherwise.
11. Confidentiality; Non-Competition.
          (a) Non-Disclosure and Non-Use of Confidential Information. Executive shall not disclose any Employer Confidential Information to any third party (other than accountants, lawyers and other third parties engaged by and working at the behest of Employer) without the specific written consent of Employer and shall use Employer Confidential information solely for the benefit of Employer. Executive shall hold all and any Employer Confidential Information in confidence.
          (b) Definition of Employer Confidential Information. For purposes of this Agreement, "Employer Confidential Information” includes, in whatever form or format, all information — disclosed to or known to Executive as a direct or indirect consequence of or through Executive’s employment with Employer — about Employer, its parents or subsidiaries, its technology, finances, business methods, plans, operations, services, products and processes (whether existing or contemplated), or any of its executives, clients, agents or suppliers, including all information relating to software programs, source codes or object codes; computer systems; computer systems analyses, testing results; flow charts and designs; product specifications, and documentation; user documentation; sales plans; sales records; sales literature; customer and prospect lists and files; research and development projects or plans; marketing and merchandising plans and strategies; pricing strategies; price lists; sales or licensing terms and conditions; consulting sources; supply and service sources; procedure or policy manuals; legal matters; financial statements; financing methods; financial projections; and the terms and conditions of business arrangements with its parent, clients, suppliers, banks, or other financial institutions.
          (c) Proprietary Information Obligations. Employer respects the right of every employer to protect its confidential and proprietary information. Employer specifically wishes to prevent Executive or any individual interested in employment with Employer from using on behalf of Employer or disclosing to Employer at any time before, during or after Executive’s employment with Employer any confidential or proprietary information belonging to any other third party. Executive represents to Employer that he will not use or otherwise exploit third party confidential or proprietary information in the performance of his duties hereunder. Further, between the date of this Employment Agreement and the date Executive begins employment with Employer, Executive will continue to comply with any executory obligations to protect Executive’s current employer’s confidential and proprietary information. Executive’s failure to observe those continuing obligations could result in Employer’s refusal to hire or, if discovered after Executive has already begun employment with Employer, disciplinary action up to and including termination of Executive’s employment.
          (d) Non-Competition. In consideration of Employer’s promises and payments under this Agreement, Executive agrees that, during the Employment Period and for a period of one (1) year thereafter (the “Restricted Period”), Executive shall not (as principal, agent, executive, consultant, volunteer or otherwise), engage (other than on behalf of Employer or its affiliates) in a Competing Business (as defined below) anywhere in the territory of the United States, or, without the prior consent of Employer, advise, own an interest in, manage, operate, join, control, lend money or render financial, technical or other assistance (other than customary professional courtesies afforded to members of the business community) to or participate in or be connected with, as an officer, executive, partner, stockholder, consultant, advisor or other similar capacity, any Competing Business; provided, however, that ownership of securities having no more than one percent of the outstanding voting power of any competitor which are listed on any national securities exchange or traded actively in the national over-the-counter market shall not be deemed to be in violation of this subsection so long as Executive has no other connection or relationship with such competitor that would not be permitted hereby. For purposes hereof, “Competing Business” means the business of developing, designing, publishing, marketing, offering, providing, maintaining or distributing databases and software applications or services which are competitive with products or services of Employer, are generally referred to as “multi-family apartment community management applications” and are generally used at apartment communities by personnel engaged in the operation, leasing, pricing, promotion and maintenance of apartment units. Without limitation of the foregoing, multi-family apartment community management applications and data bases shall include software used in screening potential residents, performing accounting functions, providing a community web site, providing resident incentives, performing market research, providing utility management services, performing marketing assistance and communicating via the Internet with prospects, applicants, residents, service providers, suppliers and advertising providers. This Section 11(d) shall immediately become null, void and without further effect should Employer cease to conduct its business operations in the ordinary course for any reason, including, without limitation, bankruptcy.
          (e) Non-Interference with Licensees. Executive hereby agrees that, during the Restricted Period (other than on behalf of Employer or its affiliates), Executive shall not in any way, for the purpose of conducting or engaging in a Competing Business, call upon, solicit, respond to, advise or otherwise do, or attempt to do business with any then- existing or former customer or licensee of Employer or any affiliate of Employer or take away or attempt to interfere with any then-existing or former customer, licensee, trade, business or patronage of Employer or any affiliate. For purposes of this Section 11(e), the term “former” customer or “former” licensee shall refer to any former customer or licensee of Employer within six (6) months of their having ceased to be a customer or licensee of Employer.
          (f) Non-Interference with Employees. Executive hereby agrees, during the Restricted Period, not to hire or retain, attempt to hire or retain, any of Employer’s then-existing or former officers, executives, employees, representatives, consultants or agents, not to induce any such to relinquish with or representation of Employer or any affiliate and not to otherwise interfere with, or attempt to interfere with, the relationship of any such with Employer or any affiliate. For purposes of this Section 11(f), the term “former” officer, executive, employee, representative, consultant or agent of Employer shall refer to any former officer, executive, employee, representative, consultant or agent of Employer within six (6) months of their having ceased to be an officer, executive, employee, representative, consultant or agent of Employer or any affiliate.
          (g) Non-Interference with Business Relationships. Executive hereby agrees, during the Restricted Period, that Executive shall not for the purpose of conducting or engaging in a Competing Business, attempt to interfere with, impair, or adversely affect any contractual relationships or business relationships between the Company and any of the technology or distribution companies with whom the Company has strategic relationships.
          (h) Non-Disparagement. Executive hereby agrees, that during the Restricted Period, Executive shall not disparage either orally or in writing the Company, its products or services, or its officers, directors, or employees. Company hereby agrees, that during the Restricted Period, it shall not disparage Executive either orally or in writing.
          (i) Injunctive Relief. Executive recognizes and agrees that the injury the Company will suffer in the event of a breach of this Section 11 may cause the Company irreparable injury that cannot adequately be compensated by monetary damages alone. Therefore, in the event of a breach of this Section 11 by Executive, or any attempted or threatened breach, Executive agrees that the Company, without limiting any legal or equitable remedies available to it, shall be entitled to equitable relief by preliminary and permanent injunction or otherwise, without the necessity of posting any bond or undertaking, against Executive and/or the business enterprise with which Executive may have become associated, from any court of competent jurisdiction.
12. Reasonableness of Restrictions. Executive expressly acknowledges and agrees that the covenants and restrictive agreements contained in this Agreement are reasonable as to scope, location, duration or area of applicability, and that observation thereof will not cause Executive undue hardship or unreasonably interfere with Executive’s ability to earn a livelihood and practice Executive’s present skills and trades. Executive has consulted with legal counsel of his choice regarding the meaning of such covenants and restrictions, which have been explained to his satisfaction. If any covenant or restrictive agreement contained in this Agreement is held to be unenforceable because of the scope, location, duration or area of its applicability, the court or arbitrator making such determination shall have the power to modify such scope, duration or area or all of them, and such provision shall then be applicable in such modified form.
13. Successors; Binding Agreement.
          (a) Employer’s Successors. Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its businesses and/or assets to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. Failure of Employer to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of a material provision of this Agreement and shall entitle Executive to compensation in the same amount and on the same terms as he would be entitled to hereunder if terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, the “Employer” shall mean Employer as hereinbefore defined and any successor to the business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 13 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

          (b) Executive’s Successors. This Agreement shall not be assignable by Executive. This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designee, to Executive’s estate.
14. Indemnification. To the fullest extent permitted by law, Employer shall indemnify Executive (including the advancement of legal, accounting and other expert expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred by Executive in connection with the defense of any lawsuit or other claim to which he is made a party by reason of performing his responsibilities as an officer or executive of Employer or any of its subsidiaries; except that, Employer shall have no such duty of indemnification with regard to claims or suits brought, for any reason, against Executive by any former employer of Executive.
15. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered to a national overnight delivery service or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as set forth in the Preamble of this Agreement or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt. No notices may be given via e-mail or facsimile transmission.
16. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
18. Withholding. Notwithstanding any other provision of this Agreement, Employer may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.
19. Executive’s Representations, Warranties and Covenants. Executive represents, warrants and covenants to Employer that (a) the terms of this Agreement and his employment by the Employer do not and will not breach any agreement between Executive and any other entity; (b) that Executive has not previously assumed any obligations inconsistent with those of this Agreement; (c) that Executive will not disclose to the Employer, or to any director, officer, executive or agent thereof, any confidential or proprietary information or material belonging to any other entity, including, without limitation, Executive’s previous employer; and (d) that during Executive’s employment by the Employer, he will not use or attempt to use without prior permission of the owner thereof, any confidential or proprietary information or material belonging to any other entity in behalf of the Employer. Executive further agrees and covenants that, during the term of this Agreement and his employment by Employer, he will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by Executive in confidence or in trust prior to employment with Employer, and Executive will not disclose to Employer, or induce or cause Employer to use, any confidential or proprietary information or material belonging to any previous employer or others.
20. Governance of Employment Relationship. To the extent not governed by the specific provisions hereof, the employment relationship between Executive and Employer shall be governed by the Employer’s general rules, policies, procedures and plans relating to employment and executive benefits.
21. Outside Fees. Executive agrees and covenants not to solicit or receive any income or other compensation from any third party doing business with Employer, including, without limitation, any supplier, client, customer, or executive of Employer, in connection with his employment with Employer.
22. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and an authorized officer of Employer. No waiver by any party hereto at any time of any breach by the other parties hereto of, or compliance with, any condition or provision of this Agreement to be performed by any such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Any termination of Executive’s employment or of this Agreement shall have no effect on any continuing obligations arising under this Agreement, including without limitation, the right of Executive to receive payments pursuant to Section 9 hereof and the obligations of Executive described in Section 11 hereof.
23. Applicable Law, Venue, Jurisdiction and Arbitration. This Agreement shall be deemed to have been executed by the Parties in and shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas (excluding any conflicts-of-law rule or principle of Texas law that might refer the governance, construction or interpretation of this Agreement to the laws of another state). In the event of a dispute or in the event of any other legal action arising out of or in connection with this Agreement the exclusive jurisdiction and venue for such legal action or proceeding shall be the general civil trial courts of Denton County, Texas, or the United States District Court having jurisdiction in Denton County, Texas. Each Party irrevocably waives any objection on the grounds of venue, forum non-convenience or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of said courts. Employer shall have the option, in the event of a dispute arising out of or relating to this Agreement, to submit said dispute to arbitration in Denton County, Texas, pursuant to the rules of the American Arbitration Association. The decision of the Arbitrator shall be final and binding on the parties and judgment upon the award may be entered in any of the aforementioned courts having jurisdiction over this Agreement.
24. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, letters of intent, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by an officer, executive or representative of any party hereto; and any prior agreement of the parties hereto in respect to the subject matter contained herein. Executive acknowledges and agrees that no officer, executive or representative of Employer is authorized to offer any term or condition of employment which is in addition to or different that those set forth in this Agreement.
     IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Agreement on the Effective Date.

REALPAGE, INC.

/s/ Stephen T. Winn By: Stephen T. Winn
Its: Chief Executive Officer

/s/ Timothy J. Barker Timothy J. Barker, an individual

EXHIBIT A
REALPAGE, INC.
NON-QUALIFIED STOCK OPTION AGREEMENT (SECOND SERIES)
UNDER THE
1998 STOCK INCENTIVE PLAN

Grant Number:	Second Series No. xx-xx-xx

Date of Grant:	October 31, 2005

Name of Optionee:	Timothy J. Barker (the “Optionee”)

Number of Shares:	500,000

Exercise Price Per Share:	$1.00 (the “Option Exercise Price)
1. RealPage, Inc. (the “Corporation”), hereby grants to the “Optionee” an option (the “Option”) to purchase from the Corporation, for the Option Exercise Price (subject to any adjustments that may be made pursuant to the terms of the Plan) the number of shares of Common Stock, $0.01 par value per share (the “Stock”), of the Corporation set forth above pursuant to the Corporation’s 1998 Stock Incentive Plan (the “Plan”). This Option is not intended to constitute an “incentive stock option” within the meaning of Section 422 of the Code.
2. This Option may be exercised only to the extent that it is vested.
3. This Option shall vest in increments as follows: commencing on the ___day of                     , 200_ and on the first day of the next fifteen (15) consecutive quarters, this option shall vest in sixteen (16) equal installments so that it will be fully vested on                     . The foregoing notwithstanding, and notwithstanding any contrary provision in the Plan, in the event a Business Combination Transaction occurs, as defined in Section 20.02 of the Plan, all non-vested portions of the Option shall vest upon consummation of the applicable Business Combination.
4. Unless otherwise prevented from doing so by the provisions of the Plan or this Agreement, the Optionee may exercise any portion of this Option that has become vested by delivering to the Corporation written notice specifying:
     (A) the number of whole shares of Stock to be purchased together with payment in full of the aggregate option price of such shares, provided that this Option may not be exercised for less than one hundred (100) shares of Stock or the number of shares of Stock remaining subject to this Option, whichever is smaller;
     (B) the address to which dividends, notices, reports, etc. are to be sent; and

     (C) the Optionee’s social security number.
Payment, upon exercise, shall be as provided by the Plan.
The Optionee shall not be entitled to any rights and privileges as a shareholder of the Corporation in respect of any shares of Stock covered by this Option until such shares of Stock shall have been paid for in full and issued to the Optionee by the Corporation’s transfer agent.
As soon as practicable after the Corporation receives payment for shares of Stock covered by this Option, it shall deliver a certificate or certificates representing the shares of Stock so purchased to the Optionee. Such certificate shall be registered in the name of the Optionee. Such stock certificate shall carry such appropriate legends, and such written instructions shall be given to the Corporation’s transfer agent, if any, as may be required by the Plan or as may be deemed necessary or advisable by counsel to the Corporation in order to comply with the requirements of the Securities Act of 1933, as amended, and any state securities laws or any other applicable laws.
5. The Optionee agrees that, in connection with any underwritten public offering of the Corporation’s Common Stock (or any other securities issued by the Corporation in exchange therefore), upon the request of the Corporation or the principal underwriter managing such public offering, any Shares (or any other securities issued by the Corporation in exchange therefore) purchased by exercising the Option which is the subject of this Agreement may not be sold, offered for sale, made subject to a contract to sell or otherwise disposed of without the prior written consent of the Corporation or such underwriters, as the case may be, for at least 180 days after the effective date of a registration statement of the Corporation filed under the Securities Act of 1933, as amended, or such longer period of time as the Corporation’s Compensation Committee and/or its Board of Directors may determine. The Corporation may impose stop transfer instructions with respect to the Stock (or securities) until the end of the 180-day period.
6. This Option shall terminate on the date that is ten (10) years following the Date of Grant and must be exercised, if at all, prior thereto.
7. If the Optionee’s employment with the Corporation terminates, the unvested portion of this Option will immediately terminate except as otherwise provided by Section 12(3) of the Plan. Optionee acknowledges and agrees that, (i) if Optionee’s employment terminates for Cause, or (ii) if Optionee’s employment terminates by reason of a Voluntary Termination, and Optionee engages in any Acts Harmful to the Interest of the Corporation within one (1) year after the Voluntary Termination, then the Optionee will immediately forfeit any right to exercise this Option, whether it is vested or unvested.
8. This Option does not confer on the Optionee any right to continue in the employ of the Corporation or interfere in any way with the right of the Corporation to determine the terms of the Optionee’s employment.
9. This Option is governed and controlled by the applicable terms and conditions of the Plan and, to the extent not inconsistent therewith, by the provisions of this Non-Qualified Stock Option Agreement. Capitalized terms used but not otherwise defined herein shall be defined as set forth in the Plan. All interpretations or determinations of the Corporation’s Compensation Committee and/or its Board of Directors with respect to the Plan and this Option shall be binding and conclusive upon the Optionee and his or his legal representatives with respect to any question arising hereunder.
10. All notices hereunder to the parties to this Non-Qualified Stock Option Agreement shall be delivered or mailed to the Optionee, at his address set forth on the signature page of this Non-Qualified Stock Option Agreement, and to the Corporation, at the following address:
RealPage, Inc.
4000 International Parkway
Carrollton, Texas 75007-1913
Attention: Secretary
Such addresses for the service of notices may be changed at any time provided notice of such change is furnished in advance to the other party.
11. This Non-Qualified Stock Option Agreement shall be governed by and construed in accordance with the laws of the State of Texas without application of the conflict of laws principles thereof, except to the extent preempted by federal law, which shall govern to such extent.
IN WITNESS WHEREOF, the undersigned have caused this Non-Qualified Stock Option Agreement to be duly executed.

REALPAGE, INC.

By:	Stephen T. Winn
Chairman of the Board
By his or his signature below, the Optionee agrees to the provisions of this Non-Qualified Stock Option Agreement and acknowledges receipt of a copy of the 1998 Stock Incentive Plan.

OPTIONEE:

Signature:

Address:

Social Security Number: